Exhibit 5.1

April 10, 2015

Genesis Energy, L.P.

919 Milam, Suite 2100

Houston, Texas 77002

Re:	Genesis Energy, L.P.

Ladies and Gentlemen:

We have acted as counsel to Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3 (Registration No. 333-203259, the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), filed by the Partnership for the purpose of registering under the Act, Common Units – Class A representing limited partner interests in the Partnership (the “Common Units”), and (ii) the preparation of a preliminary prospectus supplement, dated April 6, 2015 (together with the Base Prospectus, the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated April 7, 2015 (together with the Base Prospectus, the “Final Prospectus Supplement”), in connection with the offer and sale of up to an aggregate of 4,600,000 Common Units (including 600,000 Common Units subject to an over-allotment option) (the “Partnership Units”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement, dated April 7, 2015 (the “Underwriting Agreement”), relating to the offer and sale of the Partnership Units. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that, upon sale and delivery, the certificates for the Common Units will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent

1111 Louisiana Street, 44th Floor | Houston, Texas 77002-5200 | 713.220.5800 | fax: 713.236.0822 | akingump.com

Genesis Energy, L.P.

April 10, 2015

and duly registered by the registrar for the Common Units or, if uncertificated, that valid book-entry notations for the issuance thereof in uncertificated form will have been duly made in the unit register of the Partnership. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Partnership, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. When the Partnership Units have been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, (a) the Partnership Units will be duly authorized and validly issued and (b) holders of the Partnership Units will have no obligation to make any further payments to the Partnership for the purchase of the Partnership Units or contributions to the Partnership solely by reason of their ownership of the Partnership Units, except for their obligations to repay any funds wrongfully distributed to them.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We have assumed that the Partnership Units will be issued and sold in the manner stated in the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement and in accordance with the terms of the Underwriting Agreement.

B.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States, (ii) the Revised Uniform Limited Partnership Act of the State of Delaware and (iii) Delaware corporation laws.

C.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (iv) the power of the courts to award damages in lieu of equitable

Genesis Energy, L.P.

April 10, 2015

remedies, (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution and (vi) limitations on the waiver of rights under usury law.

D.	This law firm is a registered limited liability partnership organized under the Laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Partnership with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD, LLP

AKIN GUMP STRAUSS HAUER & FELD, LLP